Exhibit 10.47
TRANSITION AND CONSULTING AGREEMENT

This Transition And Consulting Agreement (this “Agreement”) is between Richard Doubleday (“you”) and DexCom, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”) concerning the terms of your retirement and continued services as a consultant as provided herein. This Agreement is effective is as of the date it is signed by the Parties (the “Effective Date”).
1.Retirement from Employment. You have notified the Company that you will retire and resign your employment with the Company effective March 31, 2021 (the “Employment Resignation Date”) as set forth herein. You agree to execute any documentation deemed reasonably necessary by the Company to confirm your resignation from employment.
2.Continued Employment Services. Beginning on the Effective Date of this Agreement through December 31, 2020 (the “Final Full-Time Date” and such period, the “Full-Time Period”), you agree to continue to serve on a full-time basis as the Company’s Executive Vice President and Chief Commercial Officer and to assist with the transition of your responsibilities (together, the “Services”), and you shall continue to receive your salary at the same rate that you were receiving your salary immediately prior to the Effective Date (your “Salary”) during this Full-Time Period. Beginning on January 1, 2021 through the Employment Resignation Date (the “Transition Period”), you agree to continue to provide the Services on a part-time basis, and you shall receive your salary at fifty percent (50%) of your Salary during this Transition Period. Until your Employment Resignation Date, you shall continue to be eligible to participate in then-available Company benefit programs at the same level as you would have been eligible to participate in such programs as of immediately prior to the Effective Date, subject to the terms and conditions, including eligibility requirements, of such programs. You will be eligible to receive a cash bonus payment under the 2020 Management Bonus Plan pursuant to its terms and conditions, but you will not be eligible to receive any cash bonus payment under our 2021 Management Bonus Plan.
3.Equity Acceleration & Termination. Upon the Final Full-Time Date, and subject to (i) your continued employment on the Final Full-Time Date; (ii) your execution of this Agreement, including but not limited to Section 5 (Waiver of Change in Control and Severance Benefits) and (iii) your signing a release of claims in substantially the form attached hereto as Exhibit A (the “Release”) no later than the Final Full-Time Date (the “Release Deadline”), the vesting of each of your then-outstanding restricted stock units (the “Equity Awards”) will accelerate as to such number of shares that would have vested through March 31, 2022, the contemplated final day of your Consulting Period (as defined below) (the “Equity Acceleration”). Your Equity Awards will continue to be governed by the terms and conditions of the applicable award agreement (each, an “Equity Award Agreement”) and the Company’s equity plans under which the Equity Awards were granted except as explicitly set forth in this Agreement, including Sections 3, 4 and 5.
4.Termination of Equity Awards. Notwithstanding anything to the contrary herein or in any other agreement, all remaining then-outstanding unvested Equity Awards after giving effect to the Equity Acceleration (the “Unvested Equity Awards”) will remain outstanding through the Employment Resignation Date and the Unvested Equity Awards will automatically terminate and forfeit to the Company on the day immediately following the Employment Resignation Date even if you continue to provide additional services to the Company on and after such date. You will not be eligible to receive additional equity awards from the Company prior to your Employment Resignation Date.

5.Waiver of Change in Control and Severance Benefits. In consideration of the Equity Acceleration and in connection with the completion of your employment (i) upon your receipt of the Equity Acceleration, you shall no longer be eligible for any separation benefits, including, but not limited to, any severance payments, equity acceleration benefits or any other severance benefits outside of a change in control of the Company as may be provided for in your Amended and Restated Change of Control and Severance Agreement effective as of 2009 (the “2009 CIC Severance Agreement”) and the Severance and Change in Control Plan, adopted June 1, 2017 and any participation agreement thereunder (the “2017 CIC Severance Agreement”, and together with the 2009 Change of Control Agreement, the “CIC Severance Agreements”) or any equity acceleration benefits that may be provided in your Equity Award Agreements and (ii) from the Effective Date through your Employment Resignation Date, you shall remain eligible for any separation benefits, including, but not limited to, any severance payments, equity acceleration benefits or any other severance benefits in the event of a termination of your employment without “cause” in connection with a change in control of the Company as may be provided for in the CIC Severance Agreements or any equity acceleration benefits that may be provided in your Equity Award Agreements. You also hereby immediately waive the ability to terminate your employment as a result of a “constructive termination” or for “Good Reason” whether or not in connection with a change in control of the Company and receive any payments or benefits under the CIC Severance Agreements and Equity Award Agreements. You further acknowledge and agree that the Severance CIC Agreements shall terminate on March 31, 2021 (subject to your receipt of the Equity Acceleration).
6.Post-Employment Consulting Services. Commencing on the day immediately following the Employment Resignation Date, you will provide consulting services (the “Consulting Services”) to the Company pursuant to the Consulting Agreement attached hereto as Exhibit B (the “Consulting Agreement”) through March 31, 2022 or such earlier date pursuant to the terms of the Consulting Agreement (the “Consulting Period”).
7.Confidential Information and Other Company Policies. You will continue to be bound by and comply fully with your Confidential Information and Invention Assignment Agreement with the Company (the “Confidentiality Agreement”), insider trading policy, code of conduct, and any other policies and programs adopted by the Company regulating the behavior of its employees, as such policies and programs may be amended from time to time to the extent the same are not inconsistent with this Agreement.
8.Indemnification. For the avoidance of doubt, you will continue to be covered by any indemnification agreement in place between you and the Company, and remain named as an insured on the director and officer liability insurance policy currently maintained by the Company, or as may be maintained by the Company from time to time.
9.Arbitration. Except for any claim for injunctive relief arising out of a breach of a party’s obligations to protect the other’s proprietary information, the parties agree to arbitrate, in San Diego County, California through JAMS, any and all disputes or claims arising out of or related to the validity, enforceability, interpretation, performance or breach of this Agreement, whether sounding in tort, contract, statutory violation or otherwise, or involving the construction or application or any of the terms, provisions, or conditions of this Agreement. Any arbitration may be initiated by a written demand to the other party. The arbitrator’s decision shall be final, binding, and conclusive. The parties further agree that this Agreement is intended to be strictly construed to provide for arbitration as the sole and exclusive means for resolution of all disputes hereunder to the fullest extent permitted by law. The parties expressly waive any entitlement to have such controversies decided by a court or a jury.

10.Attorneys’ Fees. If any action is brought to enforce the terms of this Agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which the prevailing party may be entitled.
11.Complete and Voluntary Agreement. This Agreement, together with the Consulting Agreement, the Release and the Confidentiality Agreement constitute the entire agreement between you and the Company with respect to the subject matter hereof and supersede all prior negotiations and agreements, whether written or oral, relating to such subject matter, including your CIC Severance Agreements, except as set forth herein. You acknowledge that neither the Company nor its agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to execute the Agreement, and you acknowledge that you have executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein, and that you are executing this Agreement voluntarily, free of any duress or coercion.
12.Severability. The provisions of this Agreement are severable, and if any part of it is found to be invalid or unenforceable, the other parts shall remain fully valid and enforceable.
13.Modification; Counterparts; Digital Signatures. It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by authorized representatives of each of the parties to this Agreement. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Execution of a digital copy shall have the same force and effect as execution of an original, and a copy of a signature will be equally admissible in any legal proceeding as if an original.
14.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.
15.Taxes. All payments made under this Agreement will be subject to reduction to reflect taxes or other charges required to be withheld by law. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 409A of the Internal Revenue Code of 1986, as amended.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below:

RICHARD DOUBLEDAY	DEXCOM, INC.
s/ Richard Doubleday	s/ Patrick M. Murphy
Patrick M. Murphy
EVP, Chief Legal Officer

12/10/2020	12/10/2020
Date	Date

[SIGNATURE PAGE TO TRANSITION & CONSULTING AGREEMENT]

Exhibit A

RELEASE

This General Release of All Claims and Covenant Not to Sue (the “Release”) is entered into between Richard Doubleday (“Executive”) and DexCom, Inc. (the “Company”) (collectively, “the parties”).
WHEREAS, on December 10, 2020 Executive and the Company entered into an agreement regarding Executive’s resignation, transitional employment and continued consulting services with the Company (the “Transition & Consulting Agreement”) to which this Release is attached as Exhibit A;
WHEREAS, this agreement serves as the Release pursuant to the Transition & Consulting Agreement;
NOW THEREFORE, in consideration for the mutual promises and undertakings of the parties as set forth below, Executive and the Company hereby enter into this Release.
1.Consideration: In exchange for Executive’s agreement to this Release and his other promises in the Transition & Consulting Agreement and herein, the Company agrees to provide Executive with the Equity Acceleration (as defined in the Transition & Consulting Agreement). By signing below, Executive acknowledges that he is receiving the consideration in exchange for waiving his rights to claims referred to in this Release and he would not otherwise be entitled to the consideration.
2.General Release and Waiver of Claims:
a.To the fullest extent permitted by law, Executive hereby releases and waives any claims he may have against the Company and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively “Releasees”), whether known or not known, including, without limitation, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of his employment or separation of employment, claims under Title VII of the 1964 Civil Rights Act, as amended, the California Fair Employment and Housing Act and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on disability or under the Americans with Disabilities Act, up through the date of Executive’s execution of the Release.
a.By signing below, Executive expressly waives any benefits of Section 1542 of the Civil Code of the State of California, which provides as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASING PARTY.”
b.This Release does not extend to, and has no effect upon, any benefits that have accrued or equity that has vested, and to which Executive has become vested or otherwise entitled to, under any employee benefit plan, program or policy sponsored or maintained by the Company, or to his rights to indemnification by the Company, and continued coverage by the Company’s director’s and officer’s insurance, or any claims that he may not release as a matter of law, including but not limited to claims for indemnity under California Labor Code Section 2802, or any claims for enforcement of this Release. To the fullest extent permitted by law, any dispute regarding the scope of this Release shall be determined by an arbitrator under the procedures set forth in the arbitration clause set forth in the Transition & Consulting Agreement.
3.Covenant Not to Sue:
c.To the fullest extent permitted by law, at no time subsequent to the execution of this Release will Executive pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, of any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which he may now have, have ever had, or may in the future have against Releasees, which is based in whole or in part on any matter released by this Release.
d.Nothing in this paragraph shall prohibit or impair Executive or the Company from complying with all applicable laws, nor shall this Release be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.
4.Protected Rights: Executive understands that nothing in the General Release and Waiver of Claims and Covenant Not to Sue sections above, or otherwise in this Release, limits his ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local government agency or commission (“Government Agencies”). Executive further understands that this Release does not limit his ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Release does not limit Executive’s right to receive an award for information provided to any Government Agencies.
5.No Right to Revoke: Executive acknowledges and understands that this Release is irrevocable once it is signed and returned to the Company.
6.Other Terms of Transition & Consulting Agreement and Consulting Agreement Incorporated Herein: All other terms of the Transition & Consulting Agreement to the extent not inconsistent with the terms of this Release are hereby incorporated in this Release as though fully stated herein and apply with equal force to this Release, including, without limitation, the provisions on Arbitration, Governing Law, and Attorneys’ Fees set forth in the Transition & Consulting Agreement.

Dated:	12/10/2020	s/ Patrick M. Murphy
Name: Patrick M. Murphy
Title: EVP, Chief Legal Officer
For the Company

Dated:	12/10/2020	s/ Richard Doubleday
Richard Doubleday

EXHIBIT B

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is effective as of April 1, 2021 (“Effective Date”), by and between DexCom, Inc., (“Company”) and Richard Doubleday, an individual (“Consultant”).
1.    SERVICES & COMPENSATION.
1.1    Performance of Services. Consultant will provide executive advisory, transition and such other consulting services as reasonably requested by the Company, including, but not limited to, the transition of knowledge, experience and insight obtained during Consultant’s prior employment with the Company, at a rate of approximately 30 hours per month, in such manner (including by telephone) and at such time and place as Consultant and the Company may mutually agree (the “Services”).
1.2    Compensation. In exchange for the Services, the Company will pay Consultant $5,000 per month (the “Fees”).
1.3    Expenses. Company will reimburse Consultant for reasonable and necessary expenses incurred by Consultant directly in connection with the performance of the services set forth in Section 1 above, to be incurred with the Company´s prior approval. In addition, the Company specifically agrees to bear the costs of reasonable travel expenses incurred by Consultant pursuant to this Agreement.
2.    RELATIONSHIP OF PARTIES.
2.1    Independent Contractor. Consultant is an independent contractor and is not an agent or employee of, and has no authority to bind, Company by contract or otherwise. Consultant will perform the Services under the general direction of Company, but Consultant will determine, in Consultant’s sole discretion, the manner and means by which the Services are accomplished, subject to the requirement that Consultant will at all times comply with applicable law. Company has no right or authority to control the manner or means by which the Services are accomplished.
2.2    Employment Taxes and Benefits. Consultant will report as income all compensation received by Consultant pursuant to this Agreement. Consultant will indemnify Company and hold it harmless from and against all claims, damages, losses, costs and expenses, including reasonable fees and expenses of attorneys and other professionals, relating to any obligation imposed by law on Company to pay any withholding taxes, social security, unemployment or disability insurance, or similar items in connection with compensation received by Consultant pursuant to this Agreement. Consultant will not be entitled to receive any vacation or illness payments or to participate in any plans, arrangements, or distributions by Company pertaining to any bonus, stock option, profit sharing, insurance or similar benefits for Company’s employees.
3.    OWNERSHIP AND INTELLECTUAL PROPERTY RIGHTS.
3.1    Definition of Innovations. Consultant agrees to disclose in writing to Company all inventions, products, designs, drawings, notes, documents, information, documentation, improvements, works of authorship, processes, techniques, know-how, algorithms, technical and business plans, specifications, hardware, circuits, computer languages, computer programs, databases, user interfaces, encoding techniques, and other materials or innovations of any kind that Consultant may make, conceive, develop or reduce to practice, alone or jointly with others, in connection with performing Services or that result from or that are related to such Services, whether or not they are eligible for patent, copyright, mask work, trade secret, trademark or other legal protection (collectively, “Innovations”).

3.2    Ownership of Innovations. Consultant and Company agree that, to the fullest extent legally possible, all Innovations will be works made for hire owned exclusively by Company. Consultant agrees that, regardless of whether the Innovations are legally works made for hire, all Innovations will be the sole and exclusive property of Company. Consultant hereby irrevocably transfers and assigns to Company, and agrees to irrevocably transfer and assign to Company, all right, title and interest in and to the Innovations, including all worldwide patent rights (including patent applications and disclosures), copyright rights, mask work rights, trade secret rights, know-how, and any and all other intellectual property or proprietary rights (collectively, “Intellectual Property Rights”) therein. At Company’s request and expense, during and after the term of this Agreement, Consultant will assist and cooperate with Company in all respects and will execute documents, and, subject to the reasonable availability of Consultant, give testimony and take such further acts reasonably requested by Company to enable Company to acquire, transfer, maintain, perfect and enforce its Intellectual Property Rights and other legal protections for the Innovations. Consultant hereby appoints the officers of Company as Consultant’s attorney-in-fact to execute documents on behalf of Consultant for this limited purpose.
3.3    Moral Rights. Consultant also hereby irrevocably transfers and assigns to Company, and agrees to irrevocably transfer and assign to Company, and waives and agrees never to assert, any and all Moral Rights (as defined below) that Consultant or its agents may have in or with respect to any Innovation, during and after the term of this Agreement. “Moral Rights” mean any rights to claim authorship of any Innovation, to object to or prevent the modification or destruction of any Innovation, to withdraw from circulation or control the publication or distribution of any Innovation, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is called or generally referred to as a “moral right.”
3.4    Related Rights. To the extent that Consultant owns or controls (presently or in the future) any patent rights, copyright rights, mask work rights, trade secret rights, or any other intellectual property or proprietary rights that block or interfere with the rights assigned to Company under this Agreement (collectively, “Related Rights”), Consultant hereby grants or will cause to be granted to Company a non-exclusive, royalty-free, irrevocable, perpetual, transferable, worldwide license (with the right to sublicense) to make, have made, use, offer to sell, sell, import, copy, modify, create derivative works based upon, distribute, sublicense, display, perform and transmit any products, software, hardware, methods or materials of any kind that are covered by such Related Rights, to the extent necessary to enable Company to exercise all of the rights assigned to Company under this Agreement.
4.    CONFIDENTIAL INFORMATION. For purposes of this Agreement, “Confidential Information” means and will include: (i) any information, materials or knowledge regarding Company and its business, financial condition, products, programming techniques, customers, suppliers, technology or research and development that is disclosed to Consultant or to which Consultant has access in connection with performing Services; (ii) the Innovations; and (iii) the existence and terms and conditions of this Agreement. Confidential Information will not include, however, any information that is or becomes part of the public domain through no fault of Consultant or that Company regularly gives to third parties without restrictions on use or disclosure. Consultant agrees to hold all Confidential Information in strict confidence, not to use it in any way, commercially or otherwise, except in performing the Services, and not to disclose it to others, except disclosure may be made to Consultant’s agents who have a bona fide need to know and who have executed a written agreement that includes use and nondisclosure restrictions at least as protective of the Confidential Information as those set forth herein. Consultant further agrees to take all action reasonably necessary to protect the confidentiality of all Confidential Information including, without limitation, implementing and enforcing procedures to minimize the possibility of unauthorized use or disclosure of Confidential Information. Both parties agree and acknowledge that Consultant’s production of Confidential Information pursuant to an order from a court or agency of competent jurisdiction shall not be a breach of this Agreement.
5.    WARRANTIES.

5.1    Competitive Activities. During the term of this Agreement, Consultant will not, directly or indirectly, in any individual or representative capacity, including but not limited to as an employee, consultant or director, engage or participate in or provide services to any business that is directly competitive with the types and kinds of business being conducted by Company.
5.2    Pre-existing Obligations. Consultant represents and warrants that Consultant has no pre-existing obligations or commitments (and will not assume or otherwise undertake any obligations or commitments) that would be in conflict or inconsistent with, or that would hinder Consultant’s performance of its obligations under this Agreement.
5.3    Solicitation of Services. Because of the trade secret subject matter of Company’s business, Consultant agrees that, during the term of this Agreement and for a period of one (1) year thereafter, Consultant will not solicit the services of any of Company’s employees and consultants for Consultant’s own benefit or for the benefit of any other person or entity.
6.    TERM AND TERMINATION.
6.1    Term. This Agreement will commence on the Effective Date and, unless terminated earlier in accordance with the terms of this Agreement, will remain in force and effect until and including March 31, 2022.
6.2    Termination for Breach. Either party may terminate this Agreement if the other party breaches any material term of this Agreement and fails to cure such breach within ten (10) days following written notice thereof from the non-breaching party.
6.3    Termination for Convenience. The parties hereto may terminate this Agreement with not less than 14 days’ advance written notice to the other party prior to termination.
(a)    Upon the expiration or any termination of this Agreement for any reason, Consultant will promptly deliver to Company all Innovations, including all work in progress on any Innovations and all versions and portions thereof.
(b)    Upon the expiration or any termination of this Agreement (except termination of this Agreement pursuant by Company pursuant to Section 6.2), Company will pay Consultant any Fees amounts that are due and payable for Services performed by Consultant prior to the effective date of expiration or termination.
(c)    Upon the expiration or termination of this Agreement for any reason, Consultant will promptly notify Company of all Confidential Information in Consultant’s possession or control and will promptly deliver all such Confidential Information to Company, at Consultant’s expense and in accordance with Company’s instructions.
6.4    Survival. The provisions of Sections 2.2, 3, 4, 5.3, 6.3, 6.4, 7 and 8 will survive the expiration or termination of this Agreement.
7.    MUTUAL LIMITATION OF LIABILITY. IN NO EVENT WILL COMPANY OR CONSULTANT BE LIABLE FOR ANY SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY KIND IN CONNECTION WITH THIS AGREEMENT, EVEN IF COMPANY OR CONSULTANT HAS BEEN INFORMED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES.
8.    GENERAL.

8.1    No Election of Remedies. Except as expressly set forth in this Agreement, the exercise by Company or Consultant of any of its remedies under this Agreement will be without prejudice to its other remedies under this Agreement or available at law or in equity.
8.2    Assignment. Neither party may assign or transfer any of its rights or delegate any of its obligations under this Agreement, in whole or in part, without the other party’s express prior written consent. Any attempted assignment, transfer or delegation, without such consent, will be void. Subject to the foregoing, this Agreement will be binding upon and will inure to the benefit of the parties permitted successors and assigns.
8.3    Equitable Remedies. Because the Services are personal and unique and because Consultant will have access to Confidential Information of Company, Company will have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without having to post a bond or other consideration, in addition to all other remedies that Company may have for a breach of this Agreement.
8.4    Attorneys’ Fees. If any action is necessary to enforce the terms of this Agreement, the substantially prevailing party will be entitled to reasonable attorneys’ fees, costs and expenses in addition to any other relief to which such prevailing party may be entitled.
8.5    Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California, excluding that body of law pertaining to conflict of laws. Any legal action or proceeding arising under this Agreement will be brought exclusively in the federal or state courts located in the State of California, and the parties hereby irrevocably consent to the personal jurisdiction and venue therein.
8.6    Severability.      If any provision of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, the remaining provisions of the Agreement will remain in full force and effect, and the provision affected will be construed so as to be enforceable to the maximum extent permissible by law.
8.7    Notices. All notices required or permitted under this Agreement will be in writing and delivered by confirmed facsimile transmission, by courier or overnight delivery service, or by certified mail, and in each instance will be deemed given upon receipt. All notices will be sent to the addresses set forth above or to such other address as may be specified by either party to the other in accordance with this Section.
8.8    Entire Agreement. This Agreement constitutes the complete and exclusive understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior understandings and agreements, whether written or oral, with respect to the subject matter hereof. Any waiver, modification or amendment of any provision of this Agreement will be effective only if in writing and signed by the parties hereto.
8.9    Waiver. The waiver of any breach of any provision of this Agreement will not constitute a waiver of any subsequent breach of the same other provisions hereof.
8.10    Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement on the respective dates set forth below:

RICHARD DOUBLEDAY	DEXCOM, INC.
s/ Richard Doubleday	s/ Patrick M. Murphy
Patrick M. Murphy
EVP, Chief Legal Officer

12/10/2020	12/10/2020
Date	Date

[SIGNATURE PAGE TO CONSULTING AGREEMENT]